Exhibit 99.1

Universal Logistics Holdings Reports Second Quarter Financial Results; Declares Dividends; Updates Revenue Guidance

-	Second Quarter 2019 Operating Revenues: $383.2 million, 4.7% increase
-	Second Quarter 2019 Operating Income: $30.7 million, 17.0% increase
-	Second Quarter 2019 Operating Margin: 8.0%; 80 bps increase
-	Second Quarter 2019 EPS: $0.70, 12.9% increase
-	Second Quarter 2019 EBITDA Margin: 12.6%, 170 bps increase
-	Regular Quarterly Dividend: $0.105 per share

Warren, MI – July 25, 2019 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated second quarter 2019 net income of $20.0 million, or $0.70 per basic and diluted share, a 12.9% increase over the same period last year.  Universal also reported second quarter 2019 total operating revenues of $383.2 million, a 4.7% increase over the same period last year. This compares to $17.7 million, or $0.62 per basic and diluted share, during second quarter 2018 on total operating revenues of $365.9 million.

Consolidated income from operations increased $4.5 million to $30.7 million, a 17.0% increase compared to $26.3 million one year earlier. As a percentage of operating revenue, operating income margin for the second quarter 2019 was 8.0% compared to 7.2% during the same period last year.  EBITDA, a non-GAAP measure, increased $8.4 million during the second quarter 2019 to $48.2 million, compared to $39.8 million one year earlier.  As a percentage of operating revenue, EBITDA margin for the second quarter 2019 was 12.6% compared to 10.9% during the same period last year, an increase of 170 basis points.

Operating revenues from truckload services decreased $17.8 million to $64.8 million, compared to $82.7 million for the same period last year. Included in truckload revenues for the recently completed quarter were $7.0 million in separately identified fuel surcharges compared to $9.2 million during the same period last year.  The decrease in truckload services reflects an 18.0% decrease in the number of loads hauled and a 4.0% decrease in average operating revenue per load, excluding fuel surcharges.  During the quarter ended June 29, 2019, Universal moved 61,423 loads compared to 74,878 during the same period last year.

Revenues for the second quarter 2019 from brokerage services decreased $3.1 million, or 3.4%, to $89.4 million compared to $92.5 million one year earlier. The decrease is primarily due to a 10.5% decrease in the average operating revenue per load, which was partially offset by an 8.7% increase in the number of brokerage loads moved.  During the second quarter of 2019, Universal brokered 57,710 loads, compared to 53,101 loads during the same period last year.

Intermodal services revenues increased $39.0 million to $93.9 million in the second quarter 2019, up from $54.9 million during the same period last year.  Included in intermodal revenues for the recently completed quarter were $41.5 million of acquisition revenues from companies acquired by Universal in the second half of 2018 and second quarter of 2019.  During the second quarter 2019 intermodal fuel surcharges totaled $11.6 million, compared to $5.8 million during the same period last year.  The growth is also due to increases in the average operating revenue per load, excluding fuel surcharges, and in the number of loads hauled.  During the quarter ended June 29, 2019,

Universal moved 164,761 intermodal loads, compared to 98,468 loads during the same period last year, while also increasing its average operating revenue per load, excluding fuel surcharges, by 1.4%.

Second quarter 2019 operating revenues from dedicated services increased slightly to $35.9 million compared to $35.7 million one year earlier. Dedicated services revenues included $4.3 million in separately identified fuel surcharges in the second quarter 2019 compared to $4.5 million during the same period last year.  The increase was primarily attributable to increases in both shuttle moves and in the number of over-the-road loads hauled.

Overall, revenues from value-added services decreased during the second quarter 2019 to $99.2 million.  This compares to $100.2 million from value-added services one year earlier.  Operations supporting passenger vehicle programs declined during the period due to a plant shut-down at a major program location and reduced production during its ramp up, while those supporting heavy-truck production continued to record strong growth.  Value-added operations supporting heavy-truck grew $3.1 million, or 10.7% on a year-over-year basis.

Both Universal’s transportation and logistics segments outperformed the same period last year. Income from operations in the transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, increased 29.4% to $13.3 million in the quarter ended June 29, 2019.  In the logistics segment, which includes value-added and dedicated services, income from operations increased 15.5% to $17.3 million in the second quarter 2019.

“Universal continues to deliver solid results in the second quarter of 2019,” stated Jeff Rogers, Universal’s Chief Executive Officer, “surpassing our strong first quarter performance, and achieving our 8% targeted operating margin.  We experienced some softness in trucking rates and volumes during the quarter, which was consistent across our industry, but overall we finished up reporting our best second quarter revenue on record and our highest earnings per share ever. We can clearly see the results of our acquisition strategy paying off, and continue to look for additional opportunities that fit our existing lines of business.  While I do see signs of diminished demand in the spot market continuing into the second half of the year, we intend to stay disciplined in controlling our costs, maintaining our margin and always delivering excellent customer service.”

Universal also updated its full-year revenue expectation for 2019, citing the declines in trucking volumes and rates experienced in the second quarter. Based on currently available information, Universal revised its expected range for full-year operating revenues from $1.6 billion to $1.7 billion, to $1.5 billion to $1.6 billion.  Expected operating margins continue to be in the 7% to 9% range, and full-year capital expenditures in the range of $65 million to $75 million.  Total interest expense for the year is also expected to remain in the range of $15 million to $17 million.

As of June 29, 2019, Universal held cash and cash equivalents totaling $6.5 million, and $9.6 million in marketable securities.  Outstanding debt at the end of the second quarter 2019 was $366.8 million and capital expenditures totaled $14.3 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors declared its second quarter cash dividend of $0.105 per share of common stock. The dividend is payable on August 12, 2019 to shareholders of record on August 5, 2019. The Board also declared that Universal’s third quarter cash dividend of $0.105 per share is payable on October 1, 2019 to shareholders of record on September 2, 2019.

Universal calculates and reports selected financial metrics for purposes of our lending arrangements, and in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, July 26, 2019

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  9367357

A replay of the conference call will be available beginning two hours after the call through August 23, 2019, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 9367357. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Operating revenues:
Truckload services	$64,846	$82,657	$130,517	$159,849
Brokerage services	89,371	92,486	175,238	170,645
Intermodal services	93,853	54,871	185,021	101,480
Dedicated services	35,867	35,700	72,888	70,720
Value-added services	99,238	100,211	196,917	198,344
Total operating revenues	383,175	365,925	760,581	701,038

Operating expenses:
Purchased transportation and equipment rent	178,356	178,252	355,681	340,263
Direct personnel and related benefits	93,650	87,403	186,817	173,359
Operating supplies and expenses	30,737	30,336	61,507	58,428
Commission expense	7,858	9,733	15,694	18,645
Occupancy expense	9,859	7,791	19,143	15,164
General and administrative	9,633	7,618	18,874	15,605
Insurance and claims	4,951	5,294	11,303	10,754
Depreciation and amortization	17,415	13,246	34,333	25,464
Total operating expenses	352,459	339,673	703,352	657,682
Income from operations	30,716	26,252	57,229	43,356
Interest expense, net	(4,098)	(2,954)	(8,467)	(5,507)
Other non-operating income	96	336	1,049	(59)
Income before income taxes	26,714	23,634	49,811	37,790
Income tax expense	6,742	5,965	12,542	9,687
Net income	$19,972	$17,669	$37,269	$28,103

Earnings per common share:
Basic	$0.70	$0.62	$1.31	$0.99
Diluted	$0.70	$0.62	$1.31	$0.99

Weighted average number of common shares outstanding:
Basic	28,383	28,395	28,382	28,391
Diluted	28,385	28,402	28,383	28,398

Dividends declared per common share:	$0.105	$0.105	$0.210	$0.210

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 29, 2019	December 31, 2018
Assets
Cash and cash equivalents	$6,459	$5,727
Marketable securities	9,646	9,333
Accounts receivable - net	204,070	215,991
Other current assets	45,053	44,207
Total current assets	265,228	275,258
Property and equipment - net	300,501	303,234
Other long-term assets - net	362,455	264,655
Total assets	$928,184	$843,147

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$194,803	$169,266
Debt - net	364,385	400,452
Other long-term liabilities	131,623	64,130
Total liabilities	690,811	633,848
Total shareholders' equity	237,373	209,299
Total liabilities and shareholders' equity	$928,184	$843,147

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Truckload Services:
Number of loads	61,423	74,878	122,515	147,844
Average operating revenue per load, excluding fuel surcharges	$937	$976	$938	$953
Average operating revenue per mile, excluding fuel surcharges	$3.18	$2.85	$3.27	$2.76
Average length of haul	295	342	287	346
Average number of tractors	1,525	1,792	1,576	1,833

Brokerage Services:
Number of loads (a)	57,710	53,101	111,319	99,099
Average operating revenue per load (a)	$1,484	$1,659	$1,501	$1,654
Average length of haul (a)	642	582	641	576

Intermodal Services:
Number of loads	164,761	98,468	329,938	192,497
Average operating revenue per load, excluding fuel surcharges	$500	$493	$497	$466
Average number of tractors	1,889	1,030	1,773	955
Number of depots	14	14	14	14

Dedicated Services:
Number of loads (b)	151,755	142,178	295,003	276,109

(a)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(b)	Includes shuttle moves.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Value-added Services
Average number of direct employees	3,768	3,855	3,734	3,972
Average number of full-time equivalents	1,564	1,513	1,667	1,372
Number of active programs	49	49	49	49

Operating Revenues by Segment:
Transportation	$251,777	$234,157	$498,482	$440,265
Logistics	131,160	131,397	261,559	260,046
Other	238	371	540	727
Total	$383,175	$365,925	$760,581	$701,038

Income from Operations by Segment:
Transportation	$13,294	$10,275	$25,826	$20,388
Logistics	17,339	15,014	31,159	22,447
Other	83	963	244	521
Total	$30,716	$26,252	$57,229	$43,356

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
	( in thousands)		( in thousands)
EBITDA
Net income	$19,972	$17,669	$37,269	$28,103
Income tax expense	6,742	5,965	12,542	9,687
Interest expense, net	4,098	2,954	8,467	5,507
Depreciation	13,242	12,442	26,176	23,737
Amortization	4,173	804	8,157	1,727
EBITDA	$48,227	$39,834	$92,611	$68,761

EBITDA margin (a)	12.6%	10.9%	12.2%	9.8%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.